Exhibit 99.1

LUMONALL ENTERS INTO OUTSOURCING AND ROYALTY AGREEMENT

TORONTO, ONTARIO, August 25, 2009 – Lumonall, Inc. (OTCBB:LUMN), (the “Company” or “Lumonall”) today announced that on August 20, 2009, it entered into an Outsourcing and Royalty Agreement (the “Agreement”), with a newly formed entity called Lumonall International Corporation (“Lumonall International”), to outsource the exclusive distribution of its Lumonall and Prolink branded photo luminescent signs and safety way guidance products in North America. Lumonall International is owned and managed by the principals of Vecture Inc. (“Vecture”) a Toronto area electronics design and contract manufacturer.

Pursuant to the terms of the Agreement, the Company outsourced its operations associated with the purchase and resale of all its current products to North American markets except for all levels of Canadian governments and their agencies. In exchange Lumonall International agreed to pay the Company a royalty over a 10 year period. The royalty will be calculated as 10% of gross margin. Lumonall International acquired certain inventory for cash and the tradename “Lumonall” in exchange for a secured 5 year $200,000 interest bearing promissory note.

The Company is obligated to change its name as soon as practical.

John Simmonds Company CEO stated; “We believe that outsourcing the distribution operations as described herein is in the best interests of the Company and its shareholders. Vecture is a good choice to make the distribution business successful and therefore generate substantial amounts under the royalty over the next several years. We’ve decided to diversify our green energy interests and we hope to create an exciting well positioned Company with very little overhead or infrastructure, through these sorts of outsourcing agreements.”

Angelo Catenaro, President of Lumonall International and Vecture commented; “We have the infrastructure available to quickly establish operations and realize on all available Lumonall business. We’re excited about the opportunity and look forward to taking the Lumonall and Prolink brands to higher levels.”

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Lumonall cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Lumonall’s SEC filings. Lumonall undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Lumonall's business, please refer to the risks and uncertainties detailed from time to time in Lumonall's SEC filings.

For more information, please contact:

John G. Simmonds
CEO – Lumonall Inc.
905-833-9845

Angelo Catenaro
President – Lumonall International
905- 761-5777